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                                  EXHIBIT 21.1

                                 WAVEPHORE, INC.

                              LIST OF SUBSIDIARIES

1.       WavePhore Networks, Inc., a Delaware corporation

2.       WavePhore Newscast, Inc., a Delaware corporation

3.       WavePhore WaveTop, Inc., a Delaware corporation

4.       WavePhore Canada, Inc., a Canadian corporation